                                                                     EXHIBIT 5.1





                               December 7, 2004



Anixter International Inc.
2301 Patriot Boulevard
Glenview, Illinois 60026

         RE:      REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

                  I am the Vice President, General Counsel and Secretary of Anixter International Inc., a Delaware corporation (the "Company"), and as such have acted as counsel in connection with its filing of a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the registration of $378,135,000 aggregate principal amount at maturity of the Company's Zero Coupon Convertible Notes due 2033 (the "New Securities"), and an indeterminate number of shares (the "Shares") of the Company's Common Stock, par value $1.00 per share, issuable upon conversion of the New Securities. The New Securities are to be issued in exchange for a like principal amount at maturity of the Company's outstanding Liquid Yield Option Notes due 2033 (Zero Coupon-Senior). The New Securities are to be issued pursuant to an indenture, to be dated as of the date of initial issuance of the New Securities, between the Company and The Bank of New York, as trustee (the "Indenture").

                  In connection with my opinion, I have examined such documents, corporate records and instruments, and have examined such laws and regulations, as I have deemed necessary for the purposes of this opinion. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to the original documents of all documents submitted to me as copies and the authenticity of the originals of such latter documents.

                  On the basis of such examination, I am of the opinion that:

                  (a) When the New Securities have been duly executed and authenticated, the New Securities will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent enforcement thereof might be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or

Anixter International Inc.


December 7, 2004

Page 2


other similar laws affecting creditor's rights generally, and (ii) general principles of equity, regardless of whether enforceability is considered in a proceeding at law or equity, and

                  (b) The Shares have been duly authorized and, when delivered upon conversion of the New Securities in accordance with their terms, will be validly issued, fully paid, and nonassessable.


                  The Shares and the New Securities are being issued under the laws of the State of Delaware. This opinion is limited to the laws of the State of New York and the Delaware General Corporation Law, which includes those statutory provisions and all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws.

                  I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me under the caption "Legal Matters" in the Prospectus contained in the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

                                             Very truly yours,



                                             By: /s/ John A. Dul
                                                 ------------------------------
                                                     John A. Dul